Exhibit 99.1

DowDuPont Reports Third Quarter 2017 Results

•	GAAP Diluted EPS of $0.32; Pro Forma Adjusted EPS Increases 10% to $0.55

•	GAAP Net Income of $514MM; Pro Forma Operating EBITDA Grows 7% to $3.2B

•	GAAP Net Sales of $15.4B; Pro Forma Net Sales Increase 8% to $18.3B, with Gains in Most Segments and Geographies

•	GAAP Volume Up 5%, Local Price Up 4%; Pro Forma Volume Up 4%, Local Price Up 3%

Third Quarter 2017 Highlights

•
DowDuPont reported GAAP diluted earnings[1] per share of $0.32. Pro forma adjusted earnings[2] per share of $0.55 increased 10 percent compared to the year-ago period. Pro forma adjusted earnings per share excludes significant items in the quarter, which totaled charges of $0.37 per share, as well as $0.08 per share for DuPont amortization of intangible assets.

•
GAAP net sales increased 23 percent. Pro forma net sales increased to $18.3 billion, up 8 percent versus the year-ago period, led by gains in the Materials Science segments Industrial Intermediates & Infrastructure (16 percent), Packaging & Specialty Plastics and Performance Materials & Coatings (8 percent each), and the Specialty Products segments Transportation & Advanced Polymers (9 percent) and Safety & Construction (6 percent). Sales rose double-digits in Europe, Middle East and Africa (EMEA) (16 percent) and in Asia Pacific (10 percent). Sales in North America grew 4 percent, while sales in Latin America declined driven by weakness in Agriculture due to expected lower corn area and a delayed start to the summer season in Brazil.

•
Pro forma volume grew 4 percent, reflecting consumer-led demand in packaging, electronics, transportation, oil and gas, building and construction, and consumer care end-markets. Volume grew in almost all operating segments, led by Electronics & Imaging (13 percent), as well as Packaging & Specialty Plastics and Safety & Construction (6 percent each). Regional volume gains were led by Asia Pacific (10 percent) and EMEA (5 percent).

•
Pro forma local price rose 3 percent, led by Industrial Intermediates & Infrastructure (12 percent), Performance Materials & Coatings (6 percent), and Transportation & Advanced Polymers (3 percent). Pro forma local price increased in all geographies except Latin America.

•
Pro forma operating EBITDA[3] increased 7 percent to $3.2 billion, driven by volume and price gains; higher equity earnings; and lower pension/OPEB costs[4] due to purchase accounting. These gains more than offset higher feedstock costs, weak conditions in agriculture markets, the unfavorable impact of hurricanes, and startup costs related to new assets on the U.S. Gulf Coast.

In millions, except per share amounts	Three Months Ended September 30			Nine Months Ended September 30
	2017	2016	% Change	2017	2016	% Change
GAAP Net Sales	$15,354	$12,483	23%	$42,418	$35,138	21%
GAAP Net Income[5]	$514	$719	(29%)	$2,723	$4,011	(32)%
GAAP Diluted EPS	$0.32	$0.63	(49%)	$2.01	$3.48	(42%)

Pro Forma Net Sales	$18,285	$16,991	8%	$59,469	$53,160	12%
Pro Forma Net Income[5]	$232	$494	(53%)	$3,959	$5,428	(27%)

Pro Forma Operating EBITDA	$3,221	$3,022	7%	$12,228	$10,929	12%
Pro Forma Adjusted EPS	$0.55	$0.50	10%	$2.56	$2.20	16%

(1)	GAAP diluted earnings per share reflects three months of Dow earnings and one month of DuPont earnings. This compares with GAAP earnings per share of $0.63 year-over-year.

(2)
Pro forma information before adjustments for significant items and DuPont intangible asset amortization was determined in accordance with Article 11 of Regulation S-X and is discussed to increase comparability to the prior year pre-merger operating results by adjusting for the merger of Dow and DuPont. Pro forma information is reconciled to the most comparable GAAP results in the attached tables. Pro forma adjusted earnings per share is defined as “Pro Forma earnings per common share from continuing operations - diluted” excluding the after-tax impact of pro forma significant items and the after-tax impact of pro forma amortization expense associated with DuPont’s intangible assets. See the financial information at the end of the release for a description of the significant items, as well as a reconciliation of ‘Pro forma earnings per common share from continuing operations - diluted” to “Pro forma adjusted earnings per common share from continuing operations - diluted.”

(3)
Pro forma operating EBITDA is defined as earnings (i.e., “Pro Forma income from continuing operations before income taxes”) before interest, depreciation, amortization and foreign exchange gains (losses) excluding the impact of significant items. A reconciliation of "Pro Forma income from continuing operations, net of tax” to “Pro Forma Operating EBITDA” is provided in the financial schedules at the end of the release.

(4)	Pension/OPEB (other post employment benefit plans) costs include all components of net periodic benefit cost from continuing operations.

(5)	Net income available for DowDuPont Inc. common stockholders.

Strategic Updates

•
On September 12, DowDuPont announced certain targeted portfolio adjustments to the Materials Science and Specialty Products divisions to align with end-markets and enhance the competitive advantages of the intended companies.

•
The Company started up its new ethylene and ELITE™ enhanced polyethylene facilities, both in Freeport, Texas. The Sadara joint venture achieved full commercial operations of all 26 production facilities at its world-scale complex.

•
DowDuPont continued to satisfy conditional regulatory clearances required of the merger transaction. On November 1, DuPont closed the divestiture of its cereal broadleaf herbicides and chewing insecticides portfolios, as well as certain parts of its crop protection R&D pipeline and organization to FMC, and closed its acquisition of FMC's Health and Nutrition business. On September 1, Dow completed the sale of its global PRIMACOR™ ethylene acrylic acid copolymers and ionomers business. Dow expects to close its divestiture of a select portion of Dow AgroSciences' corn seed business in Brazil in the fourth quarter of 2017.

•
The Company continues to make progress integrating the three divisions and has initiated work to prepare for the intended separation into three independent companies in Agriculture, Materials Science and Specialty Products.

•
DowDuPont reiterated its commitment to the $3 billion cost synergy target and updated expectations by division: Agriculture - $1.0 billion; Materials Science - $1.2 billion; Specialty Products - $0.8 billion.

•
The Company began advancing its playbook to deliver $1 billion in growth synergies. For example, Agriculture will leverage its enhanced multi-brand, multi-channel approach designed to provide customers more value through broader choices and whole-farm solutions. Packaging & Specialty Plastics has begun the process of integrating DuPont’s resins and ethylene copolymers portfolio to deliver high performance packaging solutions. Electronics & Imaging has identified opportunities to leverage its deeper channel access and broader suite of materials (OLED films, laminates, semiconductor materials) with its customers.

•
DowDuPont announced today actions taken to generate cost savings of $3 billion. These actions are designed to integrate the organization post-merger and create strong foundations for the three intended companies. The majority of this work will come from procurement synergies, global workforce reductions, buildings and facilities consolidations and select asset shutdowns, among other activities. In connection with the actions approved to date, DowDuPont recognized pre-tax charges of $180 million in the third quarter. The Company expects to recognize total pre-tax charges of approximately $2 billion, with approximately $1 billion expected in the fourth quarter of 2017. The program is expected to achieve a 70 percent run rate at the end of 12 months and 100 percent run rate within 24 months.

CEO Quote

“We delivered top- and bottom-line growth in the third quarter - a solid start for our newly-formed company. Our operating earnings increase was the result of broad-based demand growth in most of our core end-markets and disciplined margin management, which more than offset several headwinds, from multiple hurricanes to higher feedstock costs and a delayed start to the summer agriculture season in Brazil,” said Ed Breen, chief executive officer of DowDuPont. “Moreover, we delivered these results while advancing several value-creating initiatives, including: closing the merger, completing our comprehensive portfolio review, and defining the new synergy targets for each division. Going forward, you should expect us to remain focused on executing on our $3 billion cost synergy commitment and advancing preparations to create three focused growth companies in Agriculture, Materials Science, and Specialty Products.”

Third Quarter Segment Information

Agriculture

The segment reported pro forma net sales of $1.9 billion, down from $2.0 billion in the year-ago period. Pro forma volume and pro forma local price declines of 5 percent and 4 percent, respectively, more than offset portfolio and currency benefits.
Volume and pricing headwinds were driven by weakness in Latin America as sales channels continue to hold high inventory levels of crop protection products. Additionally, an expected reduction in corn area in Brazil, as well as a delayed start to its summer season, impacted sales in the region. These headwinds were partly offset by continued penetration of new products, including ArylexTM herbicide, Vessarya® fungicide, Leptra® corn hybrids and IsoclastTM insecticide.
Portfolio gains in the quarter reflect the Dow AgroSciences corn seed remedy in Brazil, which is expected to close in the fourth quarter. Per Securities & Exchange Commission guidelines, the results of the Brazil corn remedy have been removed from pro forma results prior to the merger close date but will remain in reported results from the merger close date until the transaction has closed.
Pro forma operating EBITDA for the segment was a loss of $239 million, versus a loss of $172 million in the year-ago period. Lower product costs, favorable currency, portfolio changes and lower pension/OPEB costs were more than offset by reduced volume and price, particularly due to weakness in Brazil.

Materials Science

Performance Materials & Coatings
Performance Materials & Coatings reported pro forma net sales of $2.2 billion, up from $2.0 billion in the year-ago period. Pro forma net sales growth of 8 percent was primarily driven by gains in both businesses as well as double-digit growth in EMEA. Pro forma local price increased 6 percent, with gains in all geographies and both businesses. Pro forma volume grew 1 percent.

Consumer Solutions delivered sales growth in all businesses, led by volume gains in most geographies, increased local pricing and disciplined price/volume management in upstream silicone intermediate products. Coatings & Performance Monomers achieved higher sales, as local price increases in all geographies more than offset a modest decline in volume due to hurricane-related lost sales and the business’s actions to preferentially shed lower margin business.

Pro forma operating EBITDA increased to $487 million, up from $345 million in the year-ago period. The increase primarily reflected the continued realization of cost synergies related to the integration of the silicones business, increased pricing and consumer demand.

Pro forma equity earnings for the segment totaled $39 million, compared with $31 million in the year-ago period.

Industrial Intermediates & Infrastructure
Industrial Intermediates & Infrastructure reported pro forma net sales of $3.2 billion, up from $2.8 billion in the year-ago period. The segment achieved pro forma net sales growth of 16 percent, with gains in all geographies. Pro forma local price rose 12 percent. Pro forma volume grew 3 percent.

Polyurethanes & Chlor-Alkali and Vinyl (CAV) grew sales on double-digit gains in all geographies. Polyurethanes reported strong demand and price increases in downstream, higher-margin systems applications and higher merchant sales of methylene diphenyl diisocyanate (MDI) where industry supply/demand fundamentals remained tight, in part due to hurricane-related supply disruptions in the United States. CAV achieved double-digit sales gains in vinyl chloride monomer and caustic soda, resulting from tighter supply/demand fundamentals, especially in EMEA. Industrial Solutions also delivered sales gains, led by glycol ethers, ethylene glycol and oxo alcohols in consumer-driven market segments of electronics processing and food and pharmaceutical applications. These gains more than offset lower sales of heat transfer fluids in project-driven concentrated solar power applications and hurricane-related supply constraints. Construction Chemicals achieved sales growth driven by demand for methyl cellulosics in EMEA and acrylics-based products in North America. Energy Solutions reported lower sales from reduced project activity in energy market sectors, in part due to hurricane-related disruptions in the United States.

The segment achieved pro forma operating EBITDA of $676 million, up from $401 million in the year-ago period, as pricing momentum, higher equity earnings and broad-based demand growth more than offset the impact of higher raw material costs, as well as hurricane-related repair costs and lost production in North America.

Pro forma equity earnings for the segment totaled $41 million, compared with a pro forma equity loss of $7 million in the year-ago period. The improvement was driven by the Kuwait joint ventures as a result of higher monoethylene glycol (MEG) pricing.

Packaging & Specialty Plastics
The Packaging & Specialty Plastics segment reported pro forma net sales of $5.5 billion, up from $5.1 billion in the year-ago period. The segment achieved pro forma net sales growth of 8 percent, primarily driven by pro forma volume growth of 6 percent, with gains in most geographic areas. Pro forma local price rose 1 percent, led by higher cracker co-product values.
The Packaging and Specialty Plastics business grew volume on continued consumer-led demand across key end-markets, driven by higher sales in Asia Pacific and EMEA, which were primarily enabled by a ramp-up in Sadara volume. Notable demand highlights included double-digit volume growth in health and hygiene end-markets in the Americas; strong demand in food and specialty packaging solutions, particularly in Asia Pacific; and greater use of elastomers in packaging and footwear applications. Polyethylene and ethylene copolymers sales volume in North America and Latin America declined year-over-year, impacted by the hurricane-related production disruptions in the United States. Sales into wire and cable applications were impacted globally as a result of hurricane-related supply limitations at the business’s assets in Texas.
Pro forma operating EBITDA for the segment was $1.1 billion, down from $1.4 billion in the year-ago period. Volume growth, local price gains and higher equity earnings were more than offset by increased feedstock costs, hurricane-related repair costs and lost production in the United States, and commissioning and startup costs for the U.S. Gulf Coast growth projects.

Pro forma equity earnings for the segment were $66 million, up from $44 million in the year-ago period, primarily driven by improved Sadara contributions on higher sales of polyethylene.

Specialty Products

Electronics & Imaging
Electronics & Imaging delivered pro forma net sales of $1.2 billion, up from $1.1 billion in the year-ago period. Pro forma net sales growth of 5 percent was led by pro forma volume gains of 13 percent, which more than offset pro forma local price decline of 2 percent and a 6 percent negative pro forma impact from portfolio. Price declines were driven by pressure in photovoltaics and advanced printing applications.
The segment achieved broad-based volume growth across key end-markets, led by double-digit gains in semiconductor, consumer electronics, industrial, photovoltaics and display end-markets across almost all geographies, primarily in Asia Pacific. Continued demand for mobile phones and other consumer electronics, as well as automotive applications drove sales gains. Increased semiconductor content in end-use applications drove strong demand in both memory and logic market segments. Growth in photovoltaics led by demand for Tedlar® film was partially offset by declines in Solamet® paste. The portfolio impact from the sales of Display Films and the Authentications business also negatively impacted results.
Pro forma operating EBITDA for the segment was $382 million, up from $341 million in the year-ago period as broad-based volume growth, mix enrichment and lower pension/OPEB costs more than offset lower local price and a negative impact from portfolio.

Nutrition & Biosciences
Nutrition & Biosciences reported pro forma net sales of $1.5 billion, flat with the year-ago period. Pro forma net sales were even as a 1 percent benefit from currency was offset by a 1 percent negative impact from portfolio.
Sales growth in Industrial Biosciences was offset by declines in the Nutrition & Health business. Industrial Biosciences gains were led by double-digit growth in demand for microbial control solutions in energy markets in North America, continued growth in biomaterials on local pricing gains and strength in apparel markets, as well as increased demand for bioactives in animal nutrition markets. In Nutrition & Health, continued growth in probiotics was more than offset by declines in protein solutions and systems and texturants due to weakness in global packaged food markets and specific actions taken to exit low-margin market segments. The negative portfolio impact was driven by the sale of the Diagnostic business, which also impacted Nutrition & Health results.
Pro forma operating EBITDA for the segment was $315 million, down from $321 million in the year-ago period as growth in Industrial Biosciences and lower pension/OPEB costs were more than offset by declines in Nutrition & Health.

Transportation & Advanced Polymers
Transportation & Advanced Polymers achieved pro forma net sales of $1.3 billion, up from $1.2 billion in the year-ago period. Pro forma net sales grew 9 percent, led by pro forma volume growth of 5 percent as well as pro forma local price gains of 3 percent, with gains in most geographies. Growth was led by strong demand from the automotive market, particularly in Asia Pacific and EMEA, and demand from electronics and industrial markets.

Volume growth was driven by strength in the automotive market as demand for engineering polymers, structural adhesives and MolyKote® lubricants outpaced global autobuild rates. Volume gains were also achieved by Kalrez® and Vespel® high-performance parts as strength in the aerospace and electronics markets remained robust.

Pro forma operating EBITDA increased to $325 million, up from $303 million in the year-ago period. Volume and pricing gains and lower pension/OPEB costs more than offset higher raw material costs.

Safety & Construction
The Safety & Construction segment reported pro forma net sales of $1.3 billion, up from $1.2 billion in the year-ago period. The segment delivered pro forma net sales growth of 6 percent, driven by a pro forma volume increase of 6 percent, with gains in all geographies. Regionally, volume gains came from Nomex® thermal apparel in North America, Kevlar® high-strength materials in Asia Pacific and Latin America, and Tyvek® protective materials for graphics and house wrap in EMEA and Asia Pacific.

Stronger demand from industrial markets, particularly oil and gas, contributed to double-digit gains in Nomex® thermal-resistant garments and mid-single-digit gains in Kevlar® high-strength materials, including umbilicals for deep sea drilling, as well as higher sales of intermediates. Mid-single-digit gains in Tyvek® protective materials reflected growth in graphics and house wraps. Double-digit volume increases in water filtration reflected gains in reverse osmosis membranes, due to strong demand from industrial markets, as well as recent capacity increases. Building solutions sales rose modestly due to local price.

Pro forma operating EBITDA rose to $351 million, compared with $282 million in the year-ago period. Volume gains, lower pension/OPEB costs and improved plant performance more than offset the impact of higher raw material costs. The segment also benefited from one-time gains of $30 million, primarily associated with the benefit related to an acquisition.

Outlook

“Consumer-led demand continues to drive global economic activity, which remains robust across most major economies, including Europe, China and the United States. Our demand outlook is positive for the majority of our key end-markets,” said Andrew Liveris, executive chairman of DowDuPont. “We still see some market headwinds, the most notable for us being in agriculture where we continue to closely monitor the situation in Brazil due to the slow start to the summer season. But we remain confident that we will have a solid year across our newly combined Ag division.

“Looking forward, DowDuPont has all the levers it needs to execute our near-term priorities: delivering earnings and cash flow growth; executing our cost synergy actions and realizing the savings; advancing stand-up activities for the intended growth companies; and unlocking the shareholder value creation envisaged through this historic transaction.”

Conference Call
The Company will host a live webcast of its third quarter earnings conference call with investors to discuss its results, business outlook and other matters today at 8:00 a.m. ET. The slide presentation that accompanies the conference call will be posted on the DowDuPont Investor Relations events and presentations page. A replay of the webcast will also be available on the investor events and presentations page of www.dow-dupont.com.

About DowDuPont™
DowDuPont (NYSE: DWDP) is a holding company comprised of The Dow Chemical Company and DuPont with the intent to form strong, independent, publicly traded companies in agriculture, materials science and specialty products sectors that will lead their respective industries through productive, science-based innovation to meet the needs of customers and help solve global challenges. For more information, please visit us at www.dow-dupont.com.

Contact Information:

Investors: Greg Friedman greg.friedman@dupont.com +1 302-774-4994	Neal Sheorey nrsheorey@dow.com +1 989-636-6347

Media Rachelle Schikorra ryschikorra@dow.com +1 989-638-4090	Dan Turner daniel.a.turner@dupont.com +1 302-996-8372

Cautionary Statement About Forward-Looking Statements
This communication contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “target,” similar expressions, and variations or negatives of these words.

On December 11, 2015, The Dow Chemical Company (“Dow”) and E. I. du Pont de Nemours and Company (“DuPont”) announced entry into an Agreement and Plan of Merger, as amended on March 31, 2017, (the “Merger Agreement”) under which the companies would combine in an all-stock merger of equals transaction (the “Merger Transaction”). Effective August 31, 2017, the Merger Transaction was completed and each of Dow and DuPont became subsidiaries of DowDuPont Inc. (“DowDuPont”). For more information, please see each of DowDuPont’s, Dow’s and DuPont’s latest annual, quarterly and current reports on Forms 10-K, 10-Q and 8-K, as the case may be, and the joint proxy statement/prospectus included in the registration statement on Form S-4 filed by DowDuPont with the SEC on March 1, 2016 (File No. 333-209869), as last amended on June 7, 2016, and declared effective by the SEC on June 9, 2016 (the “Registration Statement”) in connection with the Merger Transaction.

Forward-looking statements by their nature address matters that are, to different degrees, uncertain, including the intended separation of DowDuPont’s agriculture, materials science and specialty products businesses in one or more tax efficient transactions on anticipated terms (the “Intended Business Separations”). Forward-looking statements are not guarantees of future performance and are based on certain assumptions and expectations of future events which may not be realized. Forward-looking statements also involve risks and uncertainties, many of which are beyond the company’s control. Some of the important factors that could cause DowDuPont’s, Dow’s or DuPont’s actual results to differ materially from those projected in any such forward-looking statements include, but are not limited to: (i) successful integration of the respective agriculture, materials science and specialty products businesses of Dow and DuPont, including anticipated tax treatment, unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, productivity actions, economic performance, indebtedness, financial condition, losses, future prospects, business and management strategies for the management, expansion and growth of the combined operations; (ii) impact of the divestitures required as a condition to consummation of the Merger Transaction as well as other conditional commitments; (iii) achievement of the anticipated synergies by DowDuPont’s agriculture, materials science and specialty products businesses; (iv) risks associated with the Intended Business Separations, including those that may result from the comprehensive portfolio review undertaken by the DowDuPont board, changes and timing, including a number of conditions which could delay, prevent or otherwise adversely affect the proposed transactions, including possible issues or delays in obtaining required regulatory approvals or clearances related to the Intended Business Separations, disruptions in the financial markets or other potential barriers; (v) the risk that disruptions from the Intended Business Separations will harm DowDuPont’s business (either directly or as conducted by and through Dow or DuPont), including current plans and operations; (vi) the ability to retain and hire key personnel; (vii) potential adverse reactions or changes to business relationships resulting from the completion of the merger or the Intended Business Separations; (viii) uncertainty as to the long-term value of DowDuPont common stock; (ix) continued availability of capital and financing and rating agency actions; (x) legislative, regulatory and economic developments; (xi) potential business uncertainty, including changes to existing business relationships, during the pendency of the Intended Business Separations that could affect the company’s financial performance and (xii) unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism or outbreak of war or hostilities, as well as management’s response to any of the aforementioned factors. These risks, as well as other risks associated with the merger and the Intended Business Separations, are more fully discussed in (1) the Registration Statement and (2) the current, quarterly and annual reports filed with the SEC by DowDuPont and to the extent incorporated by reference into the Registration Statement, by Dow and DuPont. While the list of factors presented here is, and the list of factors presented in the Registration Statement are, considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on DowDuPont’s, Dow’s or DuPont’s consolidated financial condition, results of operations, credit rating or liquidity. None of DowDuPont, Dow or DuPont assumes any obligation to publicly provide revisions or updates to any forward-looking statements whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws.

The Dow Diamond, DuPont Oval logo, DuPont™ and all products, unless otherwise noted, denoted with ™, ℠or ® are trademarks or registered trademarks of The Dow Chemical Company, E. I. du Pont de Nemours and Company or their affiliates.

Merger of Equals
Effective August 31, 2017, pursuant to the merger of equals transaction contemplated by the Agreement and Plan of Merger, dated as of December 11, 2015, as amended on March 31, 2017 (the "Merger Agreement"), The Dow Chemical Company ("Dow") and E. I. du Pont de Nemours & Company ("DuPont") each merged with subsidiaries of DowDuPont, Inc. ("DowDuPont" or the "Company") and, as a result, Dow and DuPont became subsidiaries of DowDuPont Inc. (the "Merger"). Dow was determined to be the accounting acquirer in the Merger and, as a result, the historical financial statements of Dow, prepared under U.S. generally accepted accounting principles ("U.S. GAAP"), for the periods prior to the Merger are considered to be the historical financial statements of DowDuPont.

Unaudited Pro Forma Financial Information
In order to provide the most meaningful comparison of results of operations and results by segment, supplemental unaudited pro forma financial information has been included in the following financial schedules. The unaudited pro forma financial information is based on the historical consolidated financial statements and accompanying notes of both Dow and DuPont and has been prepared to illustrate the effects of the Merger, assuming the Merger had been consummated on January 1, 2016. For all periods presented, adjustments have been made for (1) the preliminary purchase accounting impact, (2) accounting policy alignment, (3) eliminate the effect of events that are directly attributable to the Merger Agreement (e.g., one-time transaction costs), (4) eliminate the impact of transactions between Dow and DuPont, and (5) eliminate the effect of consummated or probable and identifiable divestitures agreed to with certain regulatory agencies as a condition of approval for the Merger. The unaudited pro forma financial information was based on and should be read in conjunction with the separate historical financial statements and accompanying notes contained in each of the Dow and DuPont Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K for the applicable periods. The pro forma financial statements were prepared in accordance with Article 11 of Regulation S-X.

The unaudited pro forma financial information has been presented for informational purposes only and is not necessarily indicative of what DowDuPont's results of operations actually would have been had the Merger been completed as of January 1, 2016, nor is it indicative of the future operating results of DowDuPont. The unaudited pro forma financial information does not reflect any cost or growth synergies that DowDuPont may achieve as a result of the Merger, future costs to combine the operations of Dow and DuPont or the costs necessary to achieve any cost or growth synergies.

Non-GAAP Financial Measures
This earnings release includes information that does not conform to U.S. GAAP and are considered non-GAAP measures. These measures include the Company's pro forma consolidated results and pro forma earnings per share on an adjusted basis, which excludes the after-tax impact of pro forma significant items and the after-tax impact of pro forma amortization expense associated with DuPont's intangible assets. Management uses these measures internally for planning, forecasting and evaluating the performance of the Company's segments, including allocating resources. DowDuPont's management believes that these non-GAAP measures best reflect the ongoing performance of the Company during the periods presented and provide more relevant and meaningful information to investors as they provide insight with respect to ongoing operating results of the Company and a more useful comparison of year-over-year results. These non-GAAP measures supplement the Company's U.S. GAAP disclosures and should not be viewed as an alternative to U.S. GAAP measures of performance. Furthermore, such non-GAAP measures may not be consistent with similar measures provided or used by other companies.

DowDuPont Inc.
Consolidated Statements of Income

In millions, except per share amounts (Unaudited)	Three Months Ended		Nine Months Ended
	Sep 30, 2017	Sep 30, 2016	Sep 30, 2017	Sep 30, 2016
Net sales	$15,354	$12,483	$42,418	$35,138
Cost of sales	12,170	9,840	33,130	27,066
Research and development expenses	522	399	1,343	1,159
Selling, general and administrative expenses	990	738	2,468	2,166
Amortization of intangibles	244	162	556	387
Restructuring and asset related charges - net	179	—	166	452
Integration and separation costs	354	127	599	228
Equity in earnings of nonconsolidated affiliates	152	70	402	191
Sundry income (expense) - net	361	22	237	1,369
Interest expense and amortization of debt discount	283	220	728	629
Income from continuing operations before income taxes	1,125	1,089	4,067	4,611
Provision for income taxes on continuing operations	571	271	1,239	291
Income from continuing operations, net of tax	554	818	2,828	4,320
Loss from discontinued operations, net of tax	(20)	—	(20)	—
Net income	534	818	2,808	4,320
Net income attributable to noncontrolling interests	20	14	85	54
Net income attributable to DowDuPont Inc.	514	804	2,723	4,266
Preferred stock dividends	—	85	—	255
Net income available for DowDuPont Inc. common stockholders	$514	$719	$2,723	$4,011

Per common share data:
Earnings per common share from continuing operations - basic	$0.33	$0.64	$2.05	$3.60
Loss per common share from discontinued operations - basic	(0.01)	—	(0.01)	—
Earnings per common share - basic	$0.32	$0.64	$2.04	$3.60
Earnings per common share from continuing operations - diluted	$0.33	$0.63	$2.02	$3.48
Loss per common share from discontinued operations - diluted	(0.01)	—	(0.01)	—
Earnings per common share - diluted	$0.32	$0.63	$2.01	$3.48

Dividends declared per share of common stock	$0.46	$0.46	$1.38	$1.38
Weighted-average common shares outstanding - basic	1,577.8	1,112.4	1,330.7	1,108.8
Weighted-average common shares outstanding - diluted	1,595.3	1,127.4	1,348.8	1,220.4
Note: The consolidated statements of income for the three- and nine-month periods ended September 30, 2017 and September 30, 2016, reflect the results of Dow for all periods presented and the results of DuPont for the period beginning on and after September 1, 2017.

DowDuPont Inc.
Consolidated Balance Sheets

In millions, except per share amounts (Unaudited)	Sep 30, 2017	Dec 31, 2016
Assets
Current Assets
Cash and cash equivalents (variable interest entities restricted - 2017: $115; 2016: $75)	$13,148	$6,607
Marketable securities	1,826	—
Accounts and notes receivable:
Trade (net of allowance for doubtful receivables - 2017: $171; 2016: $110)	11,250	4,666
Other	7,006	4,312
Inventories	17,284	7,363
Other current assets	1,145	711
Assets held for sale	3,171	—
Total current assets	54,830	23,659
Investments
Investment in nonconsolidated affiliates	5,650	3,747
Other investments (investments carried at fair value - 2017: $1,408; 2016: $1,959)	2,450	2,969
Noncurrent receivables	743	708
Total investments	8,843	7,424
Property
Property	72,227	57,438
Less accumulated depreciation	36,008	33,952
Net property (variable interest entities restricted - 2017: $925; 2016: $961)	36,219	23,486
Other Assets
Goodwill	60,791	15,272
Other intangible assets (net of accumulated amortization - 2017: $4,990; 2016: $4,295)	33,460	6,026
Deferred income tax assets	1,810	3,079
Deferred charges and other assets	2,736	565
Total other assets	98,797	24,942
Total Assets	$198,689	$79,511
Liabilities and Equity
Current Liabilities
Notes payable	$5,176	$272
Long-term debt due within one year	1,906	635
Accounts payable:
Trade	7,648	4,519
Other	3,862	2,097
Income taxes payable	729	600
Accrued and other current liabilities	7,849	4,481
Liabilities held for sale	108	—
Total current liabilities	27,278	12,604
Long-Term Debt (variable interest entities nonrecourse - 2017: $310; 2016: $330)	29,819	20,456
Other Noncurrent Liabilities
Deferred income tax liabilities	9,125	923
Pension and other postretirement benefits - noncurrent	18,413	11,375
Asbestos-related liabilities - noncurrent	1,266	1,364
Other noncurrent obligations	8,092	5,560
Total other noncurrent liabilities	36,896	19,222
Stockholders' Equity
Common stock (2017: authorized 5,000,000,000 shares of $0.01 par value each, issued 2,339,396,931 shares; 2016: authorized 1,500,000,000 shares of $2.50 par value each, issued 1,242,794,836)	23	3,107
Additional paid-in capital	81,116	4,262
Retained earnings	31,366	30,338
Accumulated other comprehensive loss	(9,205)	(9,822)
Unearned ESOP shares	(192)	(239)
Treasury stock at cost (2017: zero shares; 2016: 31,661,501 shares)	—	(1,659)
DowDuPont's stockholders' equity	103,108	25,987
Noncontrolling interests	1,588	1,242
Total equity	104,696	27,229
Total Liabilities and Equity	$198,689	$79,511
Note: The consolidated balance sheet at September 30, 2017, reflects the financial position of DowDuPont, Inc. The consolidated balance sheet at December 31, 2016, solely reflects the financial position of Dow.

DowDuPont Inc.
Pro Forma Consolidated Statements of Income

	Three Months Ended		Nine Months Ended
In millions, except per share amounts (Unaudited)	Sep 30, 2017	Sep 30, 2016	Sep 30, 2017	Sep 30, 2016
Net sales	$18,285	$16,991	$59,469	$53,160
Cost of sales	14,246	12,940	43,676	38,308
Research and development expenses	796	770	2,390	2,299
Selling, general and administrative expenses	1,583	1,586	5,223	5,153
Amortization of intangibles	423	429	1,286	1,201
Restructuring and asset related charges - net	180	172	479	614
Integration and separation costs	459	160	997	253
Equity in earnings of nonconsolidated affiliates	161	86	442	233
Sundry income (expense) - net	226	(37)	226	1,621
Interest expense and amortization of debt discount	334	283	902	817
Income from continuing operations before income taxes	651	700	5,184	6,369
Provision for income taxes on continuing operations	392	101	1,113	611
Income from continuing operations, net of tax	259	599	4,071	5,758
Net income attributable to noncontrolling interests	27	20	112	75
Net income attributable to DowDuPont Inc.	232	579	3,959	5,683
Preferred stock dividends	—	85	—	255
Net income available for DowDuPont Inc. common stockholders	$232	$494	$3,959	$5,428

Per common share data:
Earnings per common share from continuing operations - basic	$0.10	$0.22	$1.70	$2.43
Earnings per common share from continuing operations - diluted	$0.10	$0.22	$1.68	$2.41

Weighted-average common shares outstanding - basic	2,328.0	2,225.6	2,322.9	2,222.0
Weighted-average common shares outstanding - diluted	2,349.7	2,247.1	2,346.2	2,242.4
Note: The pro forma consolidated statements of income for the three- and nine-month periods ended September 30, 2017 and September 30, 2016, reflect the results of operations of Dow and DuPont assuming the Merger had occurred on January 1, 2016.

Reconciliation of Pro Forma Earnings Per Common Share from Continuing Operations - Diluted to Pro Forma Adjusted Earnings Per Common Share from Continuing Operations - Diluted	Three Months Ended		Nine Months Ended
	Sep 30, 2017	Sep 30, 2016	Sep 30, 2017	Sep 30, 2016
Dollars per share
Pro forma earnings per common share from continuing operations - diluted	$0.10	$0.22	$1.68	$2.41
- Earnings per common share impact of pro forma significant items, after-tax [1]	(0.37)	(0.20)	(0.64)	0.46
- Earnings per common share impact of pro forma amortization of DuPont's intangible assets, after-tax	(0.08)	(0.08)	(0.24)	(0.25)
Pro forma adjusted earnings per common share from continuing operations - diluted (Non-GAAP) [2]	$0.55	$0.50	$2.56	$2.20

1.	Refer to the Selected Pro Forma Financial Information and Non-GAAP Measures section for additional information on the impact of pro forma significant items.

2.
Pro forma adjusted earnings per share ("Pro Forma Adjusted EPS"), a non-GAAP measure, is defined as “Pro forma earnings (loss) per common share from continuing operations - diluted,” excluding the after-tax impact of pro forma significant items and the after-tax impact of pro forma amortization expense associated with DuPont’s intangible assets. The Company’s management believes this measure provides useful information to investors by offering an additional way of viewing DowDuPont’s results that helps investors identify the underlying earnings of the Company as compared to prior and future periods and its peers. Although amortization of DuPont’s intangible assets is excluded from this non-GAAP measure, management believes it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in amortization of additional intangible assets. Pro Forma Adjusted EPS is a financial measure not recognized in accordance with U.S. GAAP and should not be viewed as an alternative to U.S. GAAP financial measures of performance.

DowDuPont Inc.
Pro Forma Net Sales by Segment and Geographic Region

Pro Forma Net Sales by Segment and Geographic Region [1]	Three Months Ended		Nine Months Ended
In millions	Sep 30, 2017	Sep 30, 2016	Sep 30, 2017	Sep 30, 2016
Agriculture	$1,911	$1,998	$11,555	$11,396
Performance Materials & Coatings	2,219	2,046	6,537	4,440
Industrial Intermediates & Infrastructure	3,226	2,770	9,086	8,015
Packaging & Specialty Plastics	5,490	5,070	16,300	14,636
Electronics & Imaging	1,198	1,138	3,583	3,084
Nutrition & Biosciences	1,473	1,469	4,391	4,313
Transportation & Advanced Polymers	1,299	1,187	3,834	3,316
Safety & Construction	1,310	1,238	3,852	3,748
Corporate	159	75	331	212
Total	$18,285	$16,991	$59,469	$53,160
U.S. & Canada	$6,339	$6,113	$23,952	$21,862
EMEA [2]	5,204	4,496	16,348	14,315
Asia Pacific	4,440	4,033	13,013	11,069
Latin America	2,302	2,349	6,156	5,914
Total	$18,285	$16,991	$59,469	$53,160

Pro Forma Net Sales Variance by Segment and Geographic Region [1]
	Three Months Ended Sep 30, 2017					Nine Months Ended Sep 30, 2017
Percent change from prior year	Local Price & Product Mix	Currency	Volume	Portfolio / Other [3]	Total	Local Price & Product Mix	Currency	Volume	Portfolio / Other [4]	Total
Agriculture	(4)%	2%	(5)%	3%	(4)%	—%	—%	1%	—%	1%
Performance Materials & Coatings	6	1	1	—	8	7	—	2	38	47
Industrial Intermediates & Infrastructure	12	1	3	—	16	9	—	4	—	13
Packaging & Specialty Plastics	1	1	6	—	8	7	—	4	—	11
Electronics & Imaging	(2)	—	13	(6)	5	(2)	—	13	5	16
Nutrition & Biosciences	—	1	—	(1)	—	—	—	3	(1)	2
Transportation & Advanced Polymers	3	1	5	—	9	1	—	8	7	16
Safety & Construction	—	—	6	—	6	(2)	—	5	—	3
Total	3%	1%	4%	—%	8%	4%	—%	4%	4%	12%
U.S. & Canada	1%	—%	3%	—%	4%	3%	—%	3%	3%	9%
EMEA [2]	7	4	5	—	16	8	(1)	4	3	14
Asia Pacific	2	—	10	(2)	10	2	—	9	7	18
Latin America	(2)	1	(4)	3	(2)	1	1	(1)	3	4
Total	3%	1%	4%	—%	8%	4%	—%	4%	4%	12%

1.	Pro forma net sales and net sales variance reflect the results of Dow and DuPont as if the Merger had occurred on January 1, 2016.

2.	Europe, Middle East and Africa.

3.
Pro forma net sales for Agriculture excludes sales related to the expected divestiture of a portion of Dow AgroSciences' corn seed business for the periods July 1, 2016 through September 30, 2016 and July 1, 2017 through August 31, 2017. Sales for the month of September 2017 are included in Portfolio/Other. Portfolio/Other for Electronics & Imaging reflects the recent divestitures of the SKC Haas Display Films group of companies (divested on June 30, 2017) and authentication business (divested on January 6, 2017). Portfolio/Other for Nutrition & Biosciences reflects the global food safety diagnostic business (divested on February 28, 2017).

4.
Pro forma net sales for Agriculture excludes sales related to the expected divestiture of a portion of Dow AgroSciences' corn seed business for the periods January 1, 2016 through September 30, 2016 and January 1, 2017 through August 31, 2017. Sales for the month of September 2017 are included in Portfolio/Other. Portfolio/Other also reflects sales from January 1, 2017 through May 31, 2017 related to the ownership restructure of Dow Corning on June 1, 2016 (impacts Performance Materials & Coatings, Electronics & Imaging and Transportation & Advanced Polymers), the divestitures of SKC Haas Display Films group of companies (divested on June 30, 2017) and the authentication business (divested on January 6, 2017), impacting Electronics & Imaging, and the global food safety diagnostic business (divested on February 28, 2017), impacting Nutrition & Biosciences.

DowDuPont Inc.
Selected Pro Forma Financial Information and Non-GAAP Measures

Pro Forma Operating EBITDA [1] by Segment [2]	Three Months Ended		Nine Months Ended
In millions	Sep 30, 2017	Sep 30, 2016	Sep 30, 2017	Sep 30, 2016
Agriculture	$(239)	$(172)	$2,387	$2,222
Performance Materials & Coatings	487	345	1,508	836
Industrial Intermediates & Infrastructure	676	401	1,605	1,183
Packaging & Specialty Plastics	1,147	1,386	3,424	3,856
Electronics & Imaging	382	341	1,119	842
Nutrition & Biosciences	315	321	950	918
Transportation & Advanced Polymers	325	303	954	769
Safety & Construction	351	282	905	903
Corporate	(223)	(185)	(624)	(600)
Total	$3,221	$3,022	$12,228	$10,929

Pro Forma Significant Items by Segment (Pretax) [2]	Three Months Ended		Nine Months Ended
In millions	Sep 30, 2017	Sep 30, 2016	Sep 30, 2017	Sep 30, 2016
Agriculture	$(83)	$(14)	$(552)	$(49)
Performance Materials & Coatings	—	(140)	3	1,347
Industrial Intermediates & Infrastructure	—	—	—	(1,312)
Packaging & Specialty Plastics	199	—	336	(10)
Electronics & Imaging	(50)	(46)	(53)	436
Nutrition & Biosciences	(104)	(158)	52	(159)
Transportation & Advanced Polymers	(68)	(28)	(72)	272
Safety & Construction	(34)	1	(299)	—
Corporate	(649)	(231)	(1,253)	(238)
Total	$(789)	$(616)	$(1,838)	$287

Pro Forma Equity in Earnings (Losses) of Nonconsolidated Affiliates [3] by Segment [2]	Three Months Ended		Nine Months Ended
	Sep 30, 2017	Sep 30, 2016	Sep 30, 2017	Sep 30, 2016
In millions
Agriculture	$(12)	$(3)	$(9)	$(3)
Performance Materials & Coatings	39	31	171	126
Industrial Intermediates & Infrastructure	41	(7)	101	(49)
Packaging & Specialty Plastics	66	44	135	92
Electronics & Imaging	6	9	18	42
Nutrition & Biosciences	5	5	16	14
Transportation & Advanced Polymers	4	3	10	15
Safety & Construction	4	8	15	21
Corporate	8	(4)	(15)	(25)
Total	$161	$86	$442	$233

Reconciliation of "Pro forma income from continuing operations, net of tax" to "Pro forma Operating EBITDA" [2]	Three Months Ended		Nine Months Ended
	Sep 30, 2017	Sep 30, 2016	Sep 30, 2017	Sep 30, 2016
In millions
Pro forma income from continuing operations, net of tax	$259	$599	$4,071	$5,758
+ Provision for income taxes on continuing operations	392	101	1,113	611
Pro forma income from continuing operations before income taxes	$651	$700	$5,184	$6,369
+ Depreciation and amortization	1,389	1,366	4,095	3,851
- Interest income [4]	65	56	169	135
+ Interest expense and amortization of debt discount	334	283	902	817
- Foreign exchange gains (losses), net [4]	(123)	(113)	(378)	(314)
Pro forma EBITDA	$2,432	$2,406	$10,390	$11,216
- Adjusted significant items [5]	(789)	(616)	(1,838)	287
Pro forma Operating EBITDA	$3,221	$3,022	$12,228	$10,929

1.
The Company uses pro forma Operating EBITDA as its measure of profit/loss for segment reporting. The Company defines pro forma Operating EBITDA as earnings (i.e., pro forma “Income from continuing operations before income taxes") before interest, depreciation, amortization and foreign exchange gains (losses), excluding the impact of significant items.

2.	Pro forma information reflects the results of Dow and DuPont as if the Merger had occurred on January 1, 2016.

3.	Does not exclude the impact of significant items.

4.	Included in "Sundry income (expense) - net."

5.	Adjusted significant items, excluding the impact of one-time transaction costs directly attributable to the Merger and reflected in the pro forma adjustments.

DowDuPont Inc.
Selected Pro Forma Financial Information and Non-GAAP Measures

Reconciliation of Pro Forma Non-GAAP Measures	Pretax Impact [1]				Net Income [2]				EPS - Diluted [3]
	Three Months Ended Sep 30,		Nine Months Ended Sep 30,		Three Months Ended Sep 30,		Nine Months Ended Sep 30,		Three Months Ended Sep 30,		Nine Months Ended Sep 30,
In millions, except per share amounts
Significant Items Impacting Results	2017	2016	2017	2016	2017	2016	2017	2016	2017	2016	2017	2016
Reported pro forma results	$651	$700	$5,184	$6,369	$232	$494	$3,959	$5,428	$0.10	$0.22	$1.68	$2.41
- Significant items:
Impact of Dow Corning ownership restructure [4]	—	(212)	—	2,106	—	(144)	—	2,350	—	(0.06)	—	1.05
Litigation related charges, awards and adjustments [5]	—	—	(332)	(1,235)	—	—	(215)	(778)	—	—	(0.08)	(0.35)
Inventory step-up amortization [6]	(367)	—	(367)	—	(298)	—	(298)	—	(0.13)	—	(0.13)	—
Asset impairments and other charges [7]	—	(158)	—	(158)	—	(111)	—	(111)	—	(0.05)	—	(0.05)
Integration and separation costs [8]	(459)	(160)	(997)	(253)	(315)	(125)	(677)	(190)	(0.14)	(0.05)	(0.29)	(0.08)
Restructuring and asset related charges - net [9]	(180)	(17)	(480)	(461)	(125)	(14)	(319)	(314)	(0.05)	(0.01)	(0.13)	(0.14)
Gain on sale of business/entity [10]	227	—	396	375	135	—	226	220	0.06	—	0.10	0.09
Transaction costs and productivity actions [11]	(10)	(69)	(58)	(140)	(6)	(62)	(37)	(122)	—	(0.03)	(0.02)	(0.06)
Customer claims adjustment/recovery [12]	—	—	—	53	—	—	—	34	—	—	—	0.02
Income tax items [13]	—	—	—	—	(267)	—	(196)	(57)	(0.11)	—	(0.09)	(0.02)
Total significant items	$(789)	$(616)	$(1,838)	$287	$(876)	$(456)	$(1,516)	$1,032	$(0.37)	$(0.20)	$(0.64)	$0.46
- DuPont amortization of intangibles	(268)	(267)	(819)	(814)	(183)	(180)	(558)	(550)	(0.08)	(0.08)	(0.24)	(0.25)
Pro forma adjusted results (Non-GAAP)	$1,708	$1,583	$7,841	$6,896	$1,291	$1,130	$6,033	$4,946	$0.55	$0.50	$2.56	$2.20

1.	Pro forma "Income from continuing operations before income taxes."

2.
Pro forma "Net income available for DowDuPont Inc. common stockholders." The income tax effect on significant items is calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.

3.	Pro forma "Earnings per common share from continuing operations - diluted."

4.
The three months ended September 30, 2016, includes a pretax loss of $212 million for the fair value step-up in inventories, included in "Cost of sales." In addition to the previously mentioned item, the nine months ended September 30, 2016, includes the following items:

- Non-taxable gain of $2,445 million related to the Dow Corning ownership restructure, included in "Sundry income (expense) - net."
- Pretax loss of $105 million for the fair value step-up in inventories of Dow Corning, included in "Cost of sales."
- Pretax loss of $22 million related to the early redemption of debt incurred by Dow Corning, included in "Equity in earnings of nonconsolidated affiliates."

5.
The nine months ended September 30, 2017, includes a pretax loss of $469 million related to an arbitration matter with Bayer CropScience and a pretax gain of $137 million related to a patent infringement matter with Nova Chemicals Corporation, both included in "Sundry income (expense) - net." The nine months ended September 30, 2016, includes a pretax loss of $1,235 million related to Dow's settlement of the urethane matters class action lawsuit and the opt-out cases litigation, included in "Sundry income (expense) - net."

6.
Pretax loss of $367 million for the fair value step-up in DuPont's inventories as a result of the Merger, included in "Cost of sales" ($360 million) and the amortization of a basis difference related to the fair value step-up in inventories, included in "Equity in earnings of nonconsolidated affiliates" ($7 million).

7.
Pretax loss of $158 million related to the write-down of DuPont indefinite lived intangible assets related to the realignment of brand marketing strategies and a determination to phase out the use of certain acquired trade names. The loss was recorded in "Restructuring and asset related charges - net."

8.	Integration and separation costs related to the Merger and the ownership restructure of Dow Corning, recorded in "Integration and separation costs."

9.
Restructuring charges for Dow and DuPont were recorded in "Restructuring and asset related charges - net." The three months ended September 30, 2017, includes a pretax charge of $180 million related to the DowDuPont Cost Synergy Program, including $169 million of severance and $11 million of asset impairments. In addition to the previously mentioned items, the nine months ended September 30, 2017, includes the following items:

- Pretax gain of $3 million related to adjustments to Dow's 2016 restructuring program.
- Pretax gain of $9 million related to adjustments to Dow's 2015 restructuring program.
- Pretax loss of $312 million, consisting of severance ($33 million) and asset-related charges ($279 million), primarily associated with actions to improve DuPont plant productivity.
The three months ended September 30, 2016, includes a charge of $17 million related to the identification of additional asset related charges under the 2016 DuPont Global Cost Savings and Restructuring Program ("2016 DuPont Plan"). In addition to the previously mentioned item, the nine months ended September 30, 2016, includes the following items:
- Restructuring plan incorporating actions related to the ownership restructure of Dow Corning resulting in pretax charges of $449 million.
- Pretax loss of $5 million related to adjustments to Dow's 2015 restructuring program.
- Net pretax benefit of $85 million related to a reduction in severance and related benefit costs, partially offset by additional asset related charges, all under the 2016 DuPont Plan.
- Pretax loss of $75 million related to the decision to not re-start the insecticide manufacturing facility at the DuPont site in La Porte, Texas.

10.
The three months ended September 30, 2017, includes a pretax gain of $227 million related to the sale of Dow's global EAA copolymers and ionomers business, included in "Sundry income (expense) - net." In addition to the previously mentioned item, the nine months ended September 30, 2017, includes:

- Pretax gain of $162 million associated with the sale of DuPont's global food safety diagnostics business, included in "Sundry income (expense) - net."
- Pretax gain of $7 million related to post-closing adjustments on the split-off of Dow's chlorine value chain, included in "Sundry income (expense) - net."
The nine months ended September 30, 2016, includes the following items:
- Pretax gain of $369 million recorded in "Sundry income (expense) - net" associated with the sale of the DuPont (Shenzhen) Manufacturing Limited entity.
- Pretax gain of $6 million related to post-closing adjustments on the split-off of Dow's chlorine value chain, included in "Sundry income (expense) - net."

DowDuPont Inc.
Selected Pro Forma Financial Information and Non-GAAP Measures

11.	Includes implementation costs associated with Dow's restructuring programs and other productivity actions, recorded in:
- "Cost of sales" ($8 million and $27 million in the three months ended September 30, 2017 and 2016, respectively; and $49 million and $84 million in the nine months ended September 30, 2017 and 2016, respectively).
- "Selling, general and administrative expenses" ($2 million and $9 million in the three months ended September 30, 2017 and 2016, respectively; and $9 million and $23 million in the nine months ended September 30, 2017 and 2016, respectively).
- "Sundry income (expense) - net" ($33 million in the three and nine months ended September 30, 2016).

12.
Pretax benefit of $53 million, recorded in "Cost of sales," related to a reduction in customer claims accrual ($23 million) and insurance recoveries for recovery of costs for customer claims ($30 million) related to the use of DuPont's Imprelis® herbicide.

13.
Income tax items were recorded in "Provision for income taxes." The three months ended September 30, 2017, includes a tax charge of $267 million related to changes in tax attributes resulting from the Merger, including a reduction in a deferred tax asset in Germany and the recognition of deferred tax gains in the United States. In addition to this item, the nine months ended September 30, 2017, includes:

- Tax benefit of $100 million related to a reduction in DuPont's unrecognized tax benefits, and reversal of associated interest, due to the closure of various tax statutes of limitations.
- Tax charge of $29 million related to the elimination of a tax benefit resulting from DuPont's second quarter 2017 principal U.S. pension plan contribution.
The nine months ended September 30, 2016, includes a tax charge of $57 million for an adjustment of an uncertain tax position associated with a historical change in the legal ownership structure of a Dow nonconsolidated affiliate.

Pro Forma Common Shares Outstanding	Three Months Ended		Nine Months Ended
Shares in millions	Sep 30, 2017	Sep 30, 2016	Sep 30, 2017	Sep 30, 2016
Dow common shares outstanding - basic [1]	818.0	1,112.4	1,077.4	1,108.8
DuPont common shares outstanding - basic [2]	750.2	1,113.2	992.2	1,113.2
DowDuPont common shares outstanding - basic [3]	759.8		253.3
Total DowDuPont common shares outstanding - basic	2,328.0	2,225.6	2,322.9	2,222.0
Dilutive impact of Dow equity-based awards [1]	11.9	15.0	16.2	14.8
Dilutive impact of DuPont equity-based awards [4]	4.2	6.5	5.2	5.6
Dilutive impact of DowDuPont equity-based awards [3]	5.6		1.9
Total DowDuPont common shares outstanding - diluted	2,349.7	2,247.1	2,346.2	2,242.4

1.
Reflects share amounts as reported by Dow in its Quarterly Reports on Form 10-Q and Annual Report on Form 10-K for the periods presented. The share amounts in the three- and nine-month periods ended September 30, 2017, reflect a weighted averaging effect of Dow shares outstanding prior to August 31, 2017. The three- and nine-month periods ended September 30, 2016, excludes 96.8 million shares because the effect of an assumed conversion of Dow preferred stock into Dow common stock for these periods would have been antidilutive.

2.
DuPont common shares outstanding - basic for all periods presented reflects DuPont's common stock issued and outstanding at August 31, 2017, multiplied by the Merger Agreement conversion ratio of 1.2820. The share amounts shown in the three- and nine-month periods ended September 30, 2017, reflect a weighted averaging effect of DuPont shares outstanding prior to August 31, 2017.

3.	DowDuPont share amounts for the three- and nine-month periods ended September 30, 2017, reflect a weighted averaging effect of DowDuPont shares outstanding after August 31, 2017.

4.
The "Dilutive impact of DuPont equity-based awards" reflects share amounts as reported by DuPont in its Quarterly Reports on Form 10-Q and Annual Report on Form 10-K for the periods presented, multiplied by the Merger Agreement conversion ratio of 1.2820. The share amounts shown in the three- and nine-month periods ended September 30, 2017, reflect a weighted averaging effect of DuPont shares outstanding prior to August 31, 2017.

®™ Trademark of The Dow Chemical Company ("Dow") or E. I. du Pont de Nemours and Company ("DuPont") or affiliated companies of Dow or DuPont.

DowDuPont Inc.
Unaudited Pro Forma Combined Statement of Income
For the Three Months Ended September 30, 2017

			Adjustments
In millions, except per share amounts	DWDP [1]	Historical DuPont [2]	Reclass [3]	Divestitures [4]	Pro Forma [5]	Pro Forma
Net sales	$15,354	$3,182	$11	$(225)	$(37)	$18,285
Cost of sales	12,170	2,054	115	(106)	13	14,246
Other operating charges	—	141	(141)	—	—	—
Research and development expenses	522	302	(7)	(26)	5	796
Selling, general and administrative expenses	990	844	(217)	(41)	7	1,583
Other (loss) income, net	—	(112)	112	—	—	—
Amortization of intangibles	244	—	31	—	148	423
Restructuring and asset related charges - net	179	11	—	—	(10)	180
Integration and separation costs	354	—	219	(9)	(105)	459
Equity in earnings of nonconsolidated affiliates	152	—	13	—	(4)	161
Sundry income (expense) - net	361	—	(134)	(1)	—	226
Interest expense and amortization of debt discount	283	71	—	—	(20)	334
Income (loss) from continuing operations before income taxes	1,125	(353)	2	(44)	(79)	651
Provision (credit) for income taxes on continuing operations	571	(124)	2	(10)	(47)	392
Income (loss) from continuing operations, net of tax	554	(229)	—	(34)	(32)	259
Net income attributable to noncontrolling interests	20	5	—	—	2	27
Net income (loss) attributable to DowDuPont Inc.	534	(234)	—	(34)	(34)	232
Preferred stock dividends	—	2	—	—	(2)	—
Net income (loss) available for DowDuPont Inc. common stockholders	$534	$(236)	$—	$(34)	$(32)	$232

Per common share data:
Earnings per common share from continuing operations - basic						$0.10
Earnings per common share from continuing operations - diluted						$0.10

Weighted-average common shares outstanding - basic						2,328.0
Weighted-average common shares outstanding - diluted						2,349.7

1.	See the U.S. GAAP consolidated statements of income.
2. Reflects DuPont activity for the period from July 1, 2017 to August 31, 2017.
3. Certain reclassifications were made to conform to the presentation that will be used for DowDuPont. The reclassifications are consistent with those identified and disclosed in the Current Report on Form 8-K/A filed with the SEC on October 26, 2017.
4. Includes the following consummated or probable and identifiable divestitures agreed to with certain regulatory agencies as a condition of approval for the Merger, including: Dow’s global EAA copolymers and ionomers business (divested on September 1, 2017); a portion of Dow AgroSciences’ corn seed business in Brazil (for the period of July 1, 2017 through August 31, 2017); and DuPont’s cereal broadleaf herbicides and chewing insecticides portfolio as well as its crop protection research and development pipeline and organization (for the period of July 1, 2017 through August 31, 2017; September 2017 activity has been treated as discontinued operations).
5. Certain pro forma adjustments were made to illustrate the estimated effects of the Merger, assuming that the Merger had been consummated on January 1, 2016. The pro forma adjustments are consistent with those identified and disclosed in the Current Report on Form 8-K/A filed with the SEC on October 26, 2017.

DowDuPont Inc.
Unaudited Pro Forma Combined Statement of Income
For the Three Months Ended September 30, 2016

			Adjustments
In millions, except per share amounts	Historical Dow [1]	Historical DuPont [2]	Reclass [3]	Divestitures [4]	Pro Forma [5]	Pro Forma
Net sales	$12,483	$4,917	$27	$(389)	$(47)	$16,991
Cost of sales	9,841	3,090	141	(166)	34	12,940
Other operating charges	—	176	(176)	—	—	—
Research and development expenses	399	410	(10)	(36)	7	770
Selling, general and administrative expenses	864	1,016	(249)	(56)	11	1,586
Other (loss) income, net	—	(16)	16	—	—	—
Amortization of intangibles	162	—	45	—	222	429
Restructuring and asset related charges - net	—	172	—	—	—	172
Integration and separation costs	—	—	249	—	(89)	160
Equity in earnings of nonconsolidated affiliates	70	—	22	—	(6)	86
Sundry income (expense) - net	(4)	—	(32)	(1)	—	(37)
Interest income	26	—	(26)	—	—	—
Interest expense and amortization of debt discount	220	93	—	—	(30)	283
Income (loss) from continuing operations before income taxes	1,089	(56)	7	(132)	(208)	700
Provision (credit) for income taxes on continuing operations	271	(69)	7	(30)	(78)	101
Income from continuing operations, net of tax	818	13	—	(102)	(130)	599
Net income attributable to noncontrolling interests	14	4	—	—	2	20
Net income attributable to DowDuPont Inc.	804	9	—	(102)	(132)	579
Preferred stock dividends	85	2	—	—	(2)	85
Net income available for DowDuPont Inc. common stockholders	$719	$7	$—	$(102)	$(130)	$494

Per common share data:
Earnings per common share from continuing operations - basic						$0.22
Earnings per common share from continuing operations - diluted						$0.22

Weighted-average common shares outstanding - basic						2,225.6
Weighted-average common shares outstanding - diluted						2,247.1
1. See the U.S. GAAP consolidated statements of income.
2. See the consolidated statements of income included in DuPont's Quarterly Report on Form 10-Q for the quarter ended September 30, 2016.
3. Certain reclassifications were made to conform to the presentation that will be used for DowDuPont. The reclassifications are consistent with those identified and disclosed in the Current Report on Form 8-K/A filed with the SEC on October 26, 2017.
4. Includes the following consummated or probable and identifiable divestitures agreed to with certain regulatory agencies as a condition of approval for the Merger, including: Dow’s global EAA copolymers and ionomers business; a portion of Dow AgroSciences’ corn seed business in Brazil; and DuPont’s cereal broadleaf herbicides and chewing insecticides portfolio as well as its crop protection research and development pipeline and organization.
5. Certain pro forma adjustments were made to illustrate the estimated effects of the Merger, assuming that the Merger had been consummated on January 1, 2016. The pro forma adjustments are consistent with those identified and disclosed in the Current Report on Form 8-K/A filed with the SEC on October 26, 2017.

DowDuPont Inc.
Unaudited Pro Forma Combined Statement of Income
For the Nine Months Ended September 30, 2017

			Adjustments
In millions, except per share amounts	DWDP [1]	Historical DuPont [2]	Reclass [3]	Divestitures [4]	Pro Forma [5]	Pro Forma
Net sales	$42,418	$18,349	$84	$(1,219)	$(163)	$59,469
Cost of sales	33,130	10,617	387	(523)	65	43,676
Other operating charges	—	521	(521)	—	—	—
Research and development expenses	1,343	1,159	(27)	(104)	19	2,390
Selling, general and administrative expenses	2,468	3,452	(583)	(143)	29	5,223
Other (loss) income, net	—	173	(173)	—	—	—
Amortization of intangibles	556	—	139	—	591	1,286
Restructuring and asset related charges - net	166	323	—	—	(10)	479
Integration and separation costs	599	—	605	(24)	(183)	997
Equity in earnings of nonconsolidated affiliates	402	—	55	—	(15)	442
Sundry income (expense) - net	237	—	1	(12)	—	226
Interest expense and amortization of debt discount	728	254	—	—	(80)	902
Income from continuing operations before income taxes	4,067	2,196	(33)	(437)	(609)	5,184
Provision for income taxes on continuing operations	1,239	228	(33)	(88)	(233)	1,113
Income from continuing operations, net of tax	2,828	1,968	—	(349)	(376)	4,071
Net income attributable to noncontrolling interests	85	20	—	—	7	112
Net income attributable to DowDuPont Inc.	2,743	1,948	—	(349)	(383)	3,959
Preferred stock dividends	—	7	—	—	(7)	—
Net income available for DowDuPont Inc. common stockholders	$2,743	$1,941	$—	$(349)	$(376)	$3,959

Per common share data:
Earnings per common share from continuing operations - basic						$1.70
Earnings per common share from continuing operations - diluted						$1.68

Weighted-average common shares outstanding - basic						2,322.9
Weighted-average common shares outstanding - diluted						2,346.2

1.	See the U.S. GAAP consolidated statements of income.
2. Reflects DuPont activity for the period from January 1, 2017 to August 31, 2017, prior to the Merger.
3. Certain reclassifications were made to conform to the presentation that will be used for DowDuPont. The reclassifications are consistent with those identified and disclosed in the Current Report on Form 8-K/A filed with the SEC on October 26, 2017.
4. Includes the following consummated or probable and identifiable divestitures agreed to with certain regulatory agencies as a condition of approval for the Merger, including: Dow’s global EAA copolymers and ionomers business (divested on September 1, 2017); a portion of Dow AgroSciences’ corn seed business in Brazil (for the period of January 1, 2017 through August 31, 2017); and DuPont’s cereal broadleaf herbicides and chewing insecticides portfolio as well as its crop protection research and development pipeline and organization (for the period of January 1, 2017 through August 31, 2017; September 2017 activity has been treated as discontinued operations).
5. Certain pro forma adjustments were made to illustrate the estimated effects of the Merger, assuming that the Merger had been consummated on January 1, 2016. The pro forma adjustments are consistent with those identified and disclosed in the Current Report on Form 8-K/A filed with the SEC on October 26, 2017.

DowDuPont Inc.
Unaudited Pro Forma Combined Statement of Income
For the Nine Months Ended September 30, 2016

			Adjustments
In millions, except per share amounts	Historical Dow [1]	Historical DuPont [2]	Reclass [3]	Divestitures [4]	Pro Forma [5]	Pro Forma
Net sales	$35,138	$19,383	$108	$(1,305)	$(164)	$53,160
Cost of sales	27,067	11,322	414	(557)	62	38,308
Other operating charges	—	504	(504)	—	—	—
Research and development expenses	1,159	1,260	(30)	(111)	21	2,299
Selling, general and administrative expenses	2,393	3,355	(478)	(150)	33	5,153
Other (loss) income, net	—	407	(407)	—	—	—
Amortization of intangibles	387	—	148	—	666	1,201
Restructuring and asset related charges - net	452	159	—	3	—	614
Integration and separation costs	—	—	450	—	(197)	253
Equity in earnings of nonconsolidated affiliates	191	—	60	—	(18)	233
Sundry income (expense) - net	1,305	—	323	(7)	—	1,621
Interest income	64	—	(64)	—	—	—
Interest expense and amortization of debt discount	629	278	—	—	(90)	817
Income from continuing operations before income taxes	4,611	2,912	20	(497)	(677)	6,369
Provision for income taxes on continuing operations	291	643	20	(103)	(240)	611
Income from continuing operations, net of tax	4,320	2,269	—	(394)	(437)	5,758
Net income attributable to noncontrolling interests	54	14	—	—	7	75
Net income attributable to DowDuPont Inc.	4,266	2,255	—	(394)	(444)	5,683
Preferred stock dividends	255	7	—	—	(7)	255
Net income available for DowDuPont Inc. common stockholders	$4,011	$2,248	$—	$(394)	$(437)	$5,428

Per common share data:
Earnings per common share from continuing operations - basic						$2.43
Earnings per common share from continuing operations - diluted						$2.41

Weighted-average common shares outstanding - basic						2,222.0
Weighted-average common shares outstanding - diluted						2,242.4
1. See the U.S. GAAP consolidated statements of income.
2. See the consolidated statements of income included in DuPont's Quarterly Report on Form 10-Q for the quarter ended September 30, 2016.
3. Certain reclassifications were made to conform to the presentation that will be used for DowDuPont. The reclassifications are consistent with those identified and disclosed in the Current Report on Form 8-K/A filed with the SEC on October 26, 2017.
4. Includes the following consummated or probable and identifiable divestitures agreed to with certain regulatory agencies as a condition of approval for the Merger, including: Dow’s global EAA copolymers and ionomers business; a portion of Dow AgroSciences’ corn seed business in Brazil; and DuPont’s cereal broadleaf herbicides and chewing insecticides portfolio as well as its crop protection research and development pipeline and organization.
5. Certain pro forma adjustments were made to illustrate the estimated effects of the Merger, assuming that the Merger had been consummated on January 1, 2016. The pro forma adjustments are consistent with those identified and disclosed in the Current Report on Form 8-K/A filed with the SEC on October 26, 2017.